SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                                AIM EQUITY FUNDS


On May 10, 2004, the Board of Trustees (the board) of AIM Equity Funds on behalf of AIM Emerging Growth Fund (the "Fund") approved changes to the Fund's positioning. In the past, the Fund was positioned as a multi-cap product with the ability to invest across all market capitalizations. As of June 30, 2004 the Fund will no longer own large cap stocks and will invest in small and mid cap stocks with more focus on small caps.